UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 31, 2009
Bowne & Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-05842	13-2618477
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 Water Street, New York, New York		10041
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 212-924-5500
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 31, 2009, Bowne & Co., Inc. (the “Company”) entered into an agreement to amend its $150.0 million Credit Facility (“Credit Facility”) and extend its maturity to May 31, 2011.
The $150.0 million Credit Facility has been restructured as an asset-based loan consisting of a revolving credit facility of $123.0 million (the “Revolver”) and $27.0 million in Term Loans.
The $123.0 million Revolver has an interest rate based on the London InterBank Offered Rate (“LIBOR”) plus 4.00% in the case of Eurodollar loans or a base rate plus 3.00% in the case of Base Rate loans. The Revolver will be secured by substantially all assets of the Company as well as by pledges of stock and guaranties of certain operating subsidiaries. The Revolver will include a $15.0 million sub-facility which will be available to the Company’s Canadian subsidiary. The Revolver will also include a $25.0 million sub-limit for letters of credit and a $14.0 million sub-limit for swing line loans.
The Company’s ability to borrow under the $123.0 million Revolver will be subject to periodic borrowing base determinations. The borrowing base will consist primarily of certain eligible accounts receivable and inventories. Borrowings under the Revolver will be based on predetermined advance rates based on assets (generally up to 85% of billed receivables, 80% of eligible unbilled receivables and 50% of certain inventories including work-in-process). As of March 31, 2009, the Company has $80.0 million of borrowings outstanding under the Revolver.
The $27.0 million in Term Loans are comprised of a $20.0 million Term Loan and a $7.0 million Term Loan. The Term Loans require quarterly amortization payments scheduled to commence June 30, 2009. The $20.0 million Term Loan will amortize in quarterly installments of $1.67 million through March 31, 2011 with a payment of $6.66 million due at maturity in May 2011. The $7.0 million Term Loan will amortize in quarterly installments of $1.17 million over 18 months. The Term Loans have an interest rate based on LIBOR plus 4.25% in the case of Eurodollar loans or a base rate plus 3.25% in the case of Base Rate loans. The Term Loans will be secured by substantially all assets of the Company as well as by pledges of stock and guaranties of certain operating subsidiaries.
The Facility requires compliance with a minimum fixed charge coverage covenant as well as customary affirmative and negative covenants including restrictions on the Company and its subsidiaries’ ability to pay cash dividends, incur debt and liens, engage in mergers and acquisitions and sales of assets, among other things. The terms and conditions of the Credit Facility provide that the Company can only pay quarterly cash dividends of up to $1.75 million after the later of (i) the 18 month Term Loan is repaid or (ii) January 1, 2010, provided that no default or event of default has occurred and is continuing. The Company may pay cash dividends after January 1, 2010 in an amount up to $10.0 million in any fiscal year (including any quarterly dividends paid in accordance with the preceding sentence) provided that no default or event of default has occurred and is continuing, the fixed charge coverage ratio is 1.45x or greater and excess revolver availability is $35.0 million. Acquisitions up to $25.0 million per annum are permitted only if the fixed charge coverage ratio is 1.45x or greater and excess revolver availability is $35.0 million. The Facility will also provide for mandatory prepayments of the Term Loan under certain conditions.
J.P. Morgan Securities, Inc. and Bank of America, NA were Joint Lead Arrangers on the amendment and extension of the Credit Facility.
Further details are contained in the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and in the press release dated April 2, 2009 (the “Press Release”), which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 3.03 Material Modifications to Rights of Security Holders.
The information set forth above regarding the restriction of the Company’s payment of cash dividends under Item 1.01 is hereby incorporated by reference into this Item 3.03.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     The following exhibits are included herewith:

Exhibit
Number	Description

10.1	Amended and Restated Credit Agreement, dated as of March 31, 2009

99.1	Press release, dated as of April 2, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bowne & Co., Inc.
April 2, 2009	By:	John J. Walker
		Name:	John J. Walker
		Title:	Senior Vice President and Chief Financial Officer